Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-153255) of our report dated, March 30, 2010, with respect to the consolidated financial statements of MiMedx Group, Inc. included in this Annual Report on Form 10-K for the nine months ended December 31, 2009.

/s/ Cherry, Bekaert & Holland, L.L.P.
Cherry, Bekaert & Holland, L.L.P.

Tampa, Florida
March 30, 2010